EXHIBIT 99.1
PetMeds® Appoints Sandra Y. Campos to its Board of Directors
Ms. Campos joins as an independent director, bringing years of executive leadership experience in digital transformations and turnarounds
DELRAY BEACH, Fla. — May 18, 2023 - PetMed Express, Inc. (“PetMeds®”) (NASDAQ: PETS), Your Trusted Pet Health Expert™, announced the appointment of Sandra Y. Campos to its Board of Directors effective May 17, 2023.
“We are delighted to welcome Ms. Campos to PetMeds’ board of directors,” said Dr. Gian Fulgoni, Board Chairman. “Sandra’s vast experience with brand management, digital transformations, and supply chain management, will undoubtedly help the Company as we continue to deliver “Nose-to-Tail” services to our pet families and continue to define the PetMeds’ brand as “Your Trusted Pet Health Expert.”
Ms. Campos serves on the Boards of Big Lots, a nationwide retailer of furniture, food, and décor and Fabric, a modular and headless commerce solution. As an executive, Sandra was CEO for DVF (Diane Von Furstenberg), Co-President of the women’s businesses at Global Brands Group, Co-President of Women’s Apparel Group, and President of O Oscar. Ms. Campos is also a serial entrepreneur, founding the first celebrity brand management company for celebrity Selena Gomez, a CPG brand, and an edtech platform. She is a frequent keynote speaker, panelist, and regular contributor for CNBC and thought leader on topics ranging from the supply chain, leadership, retail innovation, ESG, and diversity in the workplace.
“PetMeds’ mission to be the most trusted pet health expert resonates with me,” said Sandra Campos. “As an owner of many pets, the PetMeds’ mission to be the most trusted pet health expert resonates with me. PetMeds has top talent at the executive and board levels that have put together all of the necessary components to fuel significant growth and provide across-the-board health services that pet parents need. I’m looking forward to helping the company deliver on the exciting opportunity provided by their recent acquisition of PetCareRx and ultimately delivering great value for our customers and stakeholders.”
ABOUT PETMEDS
Founded in 1996, PetMeds is Your Trusted Pet Health Expert, delivering pet medications, food, health services and other products direct to the consumer at PetMeds.com and through its toll-free number (1-800-PetMeds). PetMeds aims to be the most trusted pet health expert by providing incredible care and services that are affordable to the broadest group of pet parents--because every pet deserves to live a long, happy, healthy life. For more information, please visit www.petmeds.com.
PETMEDS MEDIA CONTACT
Mary Eva Tredway
Butin PR
maryeva@butinpr.com
PETMEDS INVESTOR RELATIONS CONTACT
Brian M. Prenoveau, CFA
MZ Group
561-489-5315
investor@petmeds.com